Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Fiscal 2017 Results;
Record Operating Cash Flow; Sales and Earnings in Line with Guidance

•	Operating cash flow of $354 million reflects improvement in earnings and working capital

•	Hawthorne growth drives Company-wide sales growth of 8% in Q4 and 5% for full year

•	Q4 GAAP EPS loss of $0.72; Non-GAAP SLS Divestiture Adjusted EPS loss of $0.26

•	Full-year GAAP EPS of $3.29; Non-GAAP SLS Divestiture Adjusted EPS of $3.94

•	2018 Guidance: Non-GAAP Adjusted EPS of $4.15 to $4.35 on sales growth of 4 to 6%

MARYSVILLE, Ohio (November 7, 2017) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced fiscal 2017 financial results highlighted by record operating cash flow of $354 million as well as full-year sales growth of 5 percent driven by a 137 percent increase in revenue from The Hawthorne Gardening Company.

For the year ended September 30, 2017, Company-wide reported net sales increased to $2.64 billion. GAAP income from continuing operations for the full year was $3.29 per share compared with $3.98 per share in the prior year. Non-GAAP SLS divestiture adjusted earnings, which exclude impairment, restructuring, the impact of the Scotts LawnService divestiture and other one-time charges, was $3.94 per share compared with $3.58 per share a year ago. The non-GAAP adjusted results are the basis of the Company’s earnings guidance.

Operating cash flow for the year was $354 million compared with $237 million a year earlier. Non-GAAP free cash flow productivity for the year was 130 percent, more than double the rate a year earlier.

“Our focus on cash flow throughout the year provided an outstanding result, and cash flow will continue to be a primary focus for ScottsMiracle-Gro in 2018 and beyond,” said Jim Hagedorn, chairman and chief executive officer. “The combination of our operating cash flow, a strong balance sheet, proceeds from the recent sale of our Europe and Australia businesses and an $87 million distribution we received from TruGreen gave us the financial fuel we needed in 2017 to invest in higher-growth businesses while also aggressively returning cash to shareholders.

“Our goal for 2018 is to again deliver operating cash flow of at least $350 million while delivering non-GAAP adjusted earnings in the range of $4.15 to $4.35 per share.”

Fourth quarter details
Company-wide sales increased 8 percent to $376.7 million. Sales in the U.S. Consumer segment decreased 7 percent in the quarter to $258.1 million due primarily to lower sales in the mass retail channel. Operating loss in the segment was $0.3 million compared with operating profit of $11.2 million a year earlier.

The Hawthorne Gardening Company reported sales of $92.0 million, a 97 percent increase from the same period a year ago. Approximately 60 percent of that growth was due to acquisitions. The segment earned $9.0 million in the quarter compared with $5.2 million a year ago. The fourth quarter marked the first time

Hawthorne has been reported as a stand-alone segment. Historical quarterly information for Hawthorne will be made available after the Company files its Form 10-K in late November.

For the quarter, the Company-wide GAAP and non-GAAP adjusted gross margin rate was 23.4 percent compared with 26.4 percent and 26.6 percent, respectively, a year ago. SG&A increased 2 percent, to $114.5 million. Increased expense related to acquisitions was offset by lower variable compensation expense.

The Company reported a seasonal loss from continuing operations on a GAAP basis of $42.3 million, or $0.72 per share, compared with a loss of $11.3 million, or $0.18 per share. The loss on a non-GAAP SLS divestiture adjusted basis was $14.9 million, or $0.26 per share, compared with $11.7 million, or $0.19 per share.

Full Year Details
Company-wide sales increased 5 percent to $2.64 billion compared to $2.51 billion a year ago. Sales in the U.S. Consumer segment decreased 2 percent, to $2.16 billion, due largely to lower-than-expected sales in mass retail and lower year-over-year sales in the mulch category. U.S. Consumer operating profit was $521.5 million, an increase of 6 percent.

Consumer purchases of the Company’s products at its largest four retail partners declined 1 percent on a full-year basis.

“Consumer engagement was strong all season long when the weather cooperated and we saw increases in the home center and hardware channel,” Hagedorn said. “In fact, consumer purchases in these channels increased by nearly 4 percent when excluding the mulch category and performed largely in line with our expectations entering the year.”

Hawthorne sales increased 137 percent, to $287.2 million, driven by the acquisitions of Gavita, Botanicare and Agrolux. Hawthorne operating profit was $35.5 million, an increase of 201 percent, and included planned investments in technology systems and other support functions designed to help foster long-term sustainable growth.

“The organic volume growth at Hawthorne was 20 percent for the year, outperforming our assumptions and giving us continued confidence in this category as we prepare for 2018,” Hagedorn said. “We remain focused on further strengthening our position in the hydroponics industry through a combination of acquired and internal opportunities that we expect to grow both the top and bottom lines of this business.”

The GAAP and non-GAAP adjusted gross margin rates for the full year were 36.8 percent compared with 35.9 percent and 36.2 percent, respectively, a year ago. SG&A was $550.9 million, a 6 percent increase from 2016, primarily related to expenses from acquired businesses.

GAAP income from continuing operations was $198.3 million, or $3.29 per share, compared with $246.1 million, or $3.98 per share. Non-GAAP SLS divestiture adjusted earnings were $236.9 million, or $3.94 per share, compared with $221.7 million, or $3.58 per share a year ago. The full-year diluted share count was 60.2 million compared with 62.0 million, reflecting share repurchase activity of approximately $246 million for the year.

2018 Outlook
The Company also provided guidance for fiscal 2018 that includes projected sales growth of 4 to 6 percent. The guidance assumes that acquisitions will add 3 percent and Hawthorne slightly more than 1 percent, and that the U.S. Consumer business has sales growth of 0 to 2 percent.

The gross margin rate is expected to decline by 50-100 basis points, and SG&A is expected to grow 0 to 2 percent. Non-GAAP adjusted earnings per share is expected between $4.15 and $4.35. Operating cash flow is expected to be at least $350 million.

“We expect that Hawthorne volume growth, acquisitions and strong expense control will continue to be nice tailwinds, but the gross margin rate is likely to be a challenge throughout the year,” said Randy Coleman, chief financial officer. “Benefits that we saw from lower trade program expense in 2017 will reverse in 2018 with no meaningful offset. However, we believe we can still deliver strong EPS improvement while continuing to improve our operating and free cash flow performance again next year.”

Conference Call and Webcast Scheduled for 9:00 a.m. ET Today, November 7
The Company will discuss results during a webcast and conference call today at 9:00 a.m. Eastern Time. Conference call participants should call 866-548-2691 (Conference Code: 8042285). A live webcast of the call will be available on the investor relations section of the Company's website at http://investor.scotts.com. An archive of the webcast, as well as any accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will remain available for at least 12 months. In addition, a replay of the call can be heard by calling 888-203-1112. The replay will be available for 30 days.

About ScottsMiracle-Gro
The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are among the most recognized in the industry. The Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in the U.S. and certain other countries by Scotts and owned by Monsanto. We maintain a minority interest in TruGreen®, the largest residential lawn care service business, and in Bonnie Plants®, the largest marketer of edible gardening plants in retail channels. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting and other materials used in the hydroponic growing segment. For additional information, visit us at www.scottsmiracle-gro.com.

Forward Looking Non-GAAP Measures
In this release, the Company provides an outlook for fiscal 2018 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 27% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended			Twelve Months Ended
	Footnotes	September 30, 2017	September 30, 2016	% Change	September 30, 2017	September 30, 2016	% Change
Net sales		$376.7	$348.7	8%	$2,642.1	$2,506.2	5%
Cost of sales		288.6	256.1		1,669.5	1,600.0
Cost of sales—impairment, restructuring and other		—	0.4		—	5.9
Gross profit		88.1	92.2	(4)%	972.6	900.3	8%
% of sales		23.4%	26.4%		36.8%	35.9%
Operating expenses:
Selling, general and administrative		114.5	112.8	2%	550.9	518.0	6%
Impairment, restructuring and other		3.7	2.8		4.9	(51.5)
Other income, net		(4.0)	(6.2)		(16.6)	(13.8)
Income (loss) from operations		(26.1)	(17.2)	(52)%	433.4	447.6	(3)%
% of sales		(6.9)%	(4.9)%		16.4%	17.9%
Equity in (income) loss of unconsolidated affiliates	(3)	(1.2)	(11.3)		29.0	(7.8)
Costs related to refinancing		—	—		—	8.8
Interest expense		17.7	12.8		76.1	62.9
Other non-operating expense		13.4	—		13.4	—
Income (loss) from continuing operations before income taxes		(56.0)	(18.7)	(199)%	314.9	383.7	(18)%
Income tax expense (benefit) from continuing operations		(13.7)	(7.4)		116.6	137.6
Income (loss) from continuing operations		(42.3)	(11.3)	(274)%	198.3	246.1	(19)%
Income (loss) from discontinued operations, net of tax	(3) (4)	8.9	(15.6)		20.5	68.7
Net income (loss)		$(33.4)	$(26.9)		$218.8	$314.8
Net (income) loss attributable to noncontrolling interest		—	0.3		(0.5)	0.5
Net income (loss) attributable to controlling interest		$(33.4)	$(26.6)		$218.3	$315.3

Basic income (loss) per common share:	(1)
Income (loss) from continuing operations		$(0.72)	$(0.18)	(300)%	$3.33	$4.04	(18)%
Income (loss) from discontinued operations		0.15	(0.26)		0.35	1.12
Net income (loss)		$(0.57)	$(0.44)		$3.68	$5.16

Diluted income (loss) per common share:	(2)
Income (loss) from continuing operations		$(0.72)	$(0.18)	(300)%	$3.29	$3.98	(17)%
Income (loss) from discontinued operations		0.15	(0.26)		0.34	1.11
Net income (loss)		$(0.57)	$(0.44)		$3.63	$5.09

Common shares used in basic income (loss) per share calculation		58.4	60.6	(4)%	59.4	61.1	(3)%
Common shares and potential common shares used in diluted income (loss) per share calculation		58.4	60.6	(4)%	60.2	62.0	(3)%

Non-GAAP results:
Adjusted net income (loss) attributable to controlling interest from continuing operations	(5)	$(14.9)	$(12.1)	(23)%	$236.9	$230.7	3%
Adjusted diluted income (loss) per common share from continuing operations	(2) (5)	$(0.26)	$(0.20)	(30)%	$3.94	$3.72	6%
SLS Divestiture adjusted income (loss)	(3) (5)	$(14.9)	$(11.7)	(27)%	$236.9	$221.7	7%
SLS Divestiture adjusted income (loss) per common share	(3) (5)	$(0.26)	$(0.19)	(37)%	$3.94	$3.58	10%
Adjusted EBITDA	(5)	$5.5	$5.6	(2)%	$560.5	$517.4	8%
Note: See accompanying footnotes on page 12.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)

The Company divides its business into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business located in the geographic United States. Hawthorne consists of the Company’s indoor, urban and hydroponic gardening business. Other consists of the Company’s consumer lawn and garden business in geographies other than the U.S. and the Company’s product sales to commercial nurseries, greenhouses and other professional customers. Corporate consists of general and administrative expenses and certain other income/expense items not allocated to the business segments. This division of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company. These segments differ from those used in prior periods due to the change in the Company’s internal organization structure resulting from the Company’s divestiture of its consumer lawn and garden business in certain international jurisdictions (the “International Business”), which closed on August 31, 2017. As a result, effective in its fourth quarter of fiscal 2017, the Company classified its results of operations for all periods presented to reflect the International Business as a discontinued operation and classified the assets and liabilities of the International Business as held for sale. The prior period amounts have been reclassified to conform with the new segments.

Segment performance is evaluated based on several factors, including income (loss) from continuing operations before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses this measure of profit (loss) to evaluate segment performance because the Company believes this measure is indicative of performance trends and the overall earnings potential of each segment.

	Three Months Ended			Twelve Months Ended
	September 30, 2017	September 30, 2016	% Change	September 30, 2017	September 30, 2016	% Change
Net Sales:
U.S. Consumer	$258.1	$278.9	(7)%	$2,160.5	$2,204.4	(2)%
Hawthorne	92.0	46.8	97%	287.2	121.2	137%
Other	26.6	23.0	16%	194.4	180.6	8%
Consolidated	$376.7	$348.7	8%	$2,642.1	$2,506.2	5%

Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$(0.3)	$11.2	(103)%	$521.5	$493.7	6%
Hawthorne	9.0	5.2	73%	35.5	11.8	201%
Other	(0.9)	(2.1)	57%	13.4	10.4	29%
Total Segment Profit (Non-GAAP)	7.8	14.3	(45)%	570.4	515.9	11%
Corporate	(24.1)	(23.5)		(109.6)	(98.9)
Intangible asset amortization	(6.1)	(4.8)		(22.5)	(14.9)
Impairment, restructuring and other	(3.7)	2.1		(4.9)	33.8
Equity in income (loss) of unconsolidated affiliates(a)	1.2	6.0		(29.0)	19.5
Costs related to refinancing	—	—		—	(8.8)
Interest expense	(17.7)	(12.8)		(76.1)	(62.9)
Other non-operating expense(b)	(13.4)	—		(13.4)	—
Income (loss) from continuing operations before income taxes (GAAP)	$(56.0)	$(18.7)	(199)%	$314.9	$383.7	(18)%

(a)
Included within equity in income (loss) of unconsolidated affiliates for the three and twelve months ended September 30, 2017 are charges of $8.4 million and $25.2 million, respectively, which represent the Company’s share of restructuring and other charges incurred by the TruGreen Joint Venture, including a charge of $7.2 million related to costs associated with TruGreen’s August 2017 refinancing. For the three and twelve months ended September 30, 2016, the Company’s share of restructuring and other charges incurred by the TruGreen Joint Venture of $(5.3) million and $11.7 million, respectively, were included within impairment, restructuring and other above.

(b)
Included within other non-operating expense for the three and twelve months ended September 30, 2017 is a charge of $13.4 million, driven by the October 2017 acquisition of the remaining noncontrolling interest in Gavita, to write-up the fair value of the loan to the noncontrolling ownership group of Gavita to the agreed upon buyout value.

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	Footnotes	September 30, 2017	September 30, 2016

ASSETS
Current assets:
Cash and cash equivalents		$120.5	$28.6
Accounts receivable, net		286.6	301.7
Inventories		407.5	394.7
Assets held for sale	(4)	—	256.2
Prepaid and other current assets	(7)	67.1	51.7
Total current assets		881.7	1,032.9
Investment in unconsolidated affiliates		31.1	101.0
Property, plant and equipment, net		467.7	444.9
Goodwill		441.6	371.9
Intangible assets, net		748.9	690.0
Other assets	(6)	176.0	115.1
Total assets		$2,747.0	$2,755.8
LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt		$143.1	$185.0
Accounts payable		153.1	131.2
Liabilities held for sale	(4)	—	213.0
Other current liabilities		248.3	177.9
Total current liabilities		544.5	707.1
Long-term debt	(6)	1,258.0	1,030.9
Distributions in excess of investment in unconsolidated affiliate		21.9	—
Other liabilities	(7)	260.9	283.5
Total liabilities		2,085.3	2,021.5
Equity		661.7	734.3
Total liabilities and equity		$2,747.0	$2,755.8

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Statements of Cash Flows
(In millions)

	Year Ended September 30,
	2017	2016
OPERATING ACTIVITIES
Net income	$218.8	$314.8
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment, restructuring and other	1.2	0.2
Costs related to refinancing	—	2.2
Share-based compensation expense	25.2	15.6
Depreciation	55.1	53.8
Amortization	25.0	19.7
Deferred taxes	(17.4)	83.6
Gain on long-lived assets	(3.3)	(0.8)
Gain on sale / contribution of business	(31.7)	(131.2)
Equity in (income) loss and distributions from unconsolidated affiliates	32.6	(0.3)
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable	48.6	(29.8)
Inventories	3.6	(29.4)
Prepaid and other assets	(12.2)	(9.3)
Accounts payable	9.0	(45.3)
Other current liabilities	26.9	22.9
Restructuring	(8.7)	(7.3)
Other non-current items	(19.6)	(18.4)
Other, net	0.9	(3.6)
Net cash provided by operating activities	354.0	237.4
INVESTING ACTIVITIES
Proceeds from sale of long-lived assets	5.7	2.4
Proceeds from sale of business, net of cash disposed of	180.3	—
Investments in property, plant and equipment	(69.6)	(58.3)
Investments in loans receivable	(29.7)	(90.0)
Cash contributed to TruGreen Joint Venture	—	(24.2)
Net distributions from unconsolidated affiliates	57.4	194.1
Investments in acquired businesses, net of cash acquired	(121.7)	(158.4)
Net cash (used in) provided by investing activities	22.4	(134.4)
FINANCING ACTIVITIES
Borrowings under revolving and bank lines of credit and term loans	1,449.3	2,069.1
Repayments under revolving and bank lines of credit and term loans	(1,618.3)	(2,150.4)
Proceeds from issuance of 5.250% Senior Notes	250.0	—
Proceeds from issuance of 6.000% Senior Notes	—	400.0
Repayment of 6.625% Senior Notes	—	(200.0)
Financing and issuance fees	(4.4)	(11.2)
Dividends paid	(120.3)	(116.6)
Distribution paid by AeroGrow to noncontrolling interest	(8.1)	—
Purchase of Common Shares	(246.0)	(130.8)
Payments on sellers notes	(28.7)	(2.8)
Excess tax benefits from share-based payment arrangements	7.9	5.8
Cash received from exercise of stock options	11.0	14.7
Net cash used in financing activities	(307.6)	(122.2)
Effect of exchange rate changes on cash	1.6	(2.1)
Net increase (decrease) in cash and cash equivalents	70.4	(21.3)
Cash and cash equivalents at beginning of year excluding cash classified within assets held for sale	28.6	50.8
Cash and cash equivalents at beginning of year classified within assets held for sale	21.5	20.6
Cash and cash equivalents at beginning of year	50.1	71.4
Cash and cash equivalents at end of year	$120.5	$50.1

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (5)
(In millions, except per common share data)
(Unaudited)

		Three Months Ended September 30, 2017				Three Months Ended September 30, 2016
	Footnotes	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Adjusted (Non-GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Adjusted (Non-GAAP)
Gross profit		$88.1	$—	$—	$88.1	$92.2	$—	$(0.4)	$92.6
Gross profit as a % of sales		23.4%			23.4%	26.4%			26.6%
Loss from operations		(26.1)	—	(3.7)	(22.4)	(17.2)	—	(3.2)	(14.0)
Loss from operations as a % of sales		(6.9)%			(5.9)%	(4.9)%			(4.0)%
Equity income loss of unconsolidated affiliates	(3)	(1.2)	—	8.4	(9.6)	(11.3)	—	(5.3)	(6.0)
Other non-operating expense		13.4	—	13.4	—	—	—	—	—
Loss from continuing operations before income taxes		(56.0)	—	(25.5)	(30.5)	(18.7)	—	2.1	(20.8)
Income tax benefit from continuing operations		(13.7)	—	1.9	(15.6)	(7.4)	—	1.0	(8.4)
Loss from continuing operations		(42.3)	—	(27.4)	(14.9)	(11.3)	—	1.1	(12.4)
Net loss attributable to controlling interest		(33.4)	8.9	(27.4)	(14.9)	(26.6)	(15.6)	1.1	(12.1)
Diluted loss per common share from continuing operations		(0.72)	—	(0.47)	(0.26)	(0.18)	—	0.02	(0.20)

Calculation of Adjusted EBITDA (5):	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016
Net loss (GAAP)	$(33.4)	$(26.9)
Income tax benefit from continuing operations	(13.7)	(7.4)
Income tax expense (benefit) from discontinued operations	8.0	(8.2)
Gain on sale / contribution of business	(32.0)	11.4
Interest expense	17.7	13.3
Depreciation	13.7	13.6
Amortization	6.6	5.6
Impairment, restructuring and other from continuing operations	25.5	(2.1)
Impairment, restructuring and other from discontinued operations	7.5	3.5
Expense on certain leases	0.9	0.9
Share-based compensation expense	4.7	1.9
Adjusted EBITDA (Non-GAAP)	$5.5	$5.6

Note: See accompanying footnotes on page 12.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (5)
(In millions, except per common share data)
(Unaudited)

		Twelve Months Ended September 30, 2017				Twelve Months Ended September 30, 2016
	Footnotes	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Adjusted (Non-GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Costs Related to Refinancing	Adjusted (Non-GAAP)
Gross profit		$972.6	$—	$—	$972.6	$900.3	$—	$(6.0)	$—	$906.3
Gross profit as a % of sales		36.8%			36.8%	35.9%				36.2%
Income from operations		433.4	—	(4.9)	438.3	447.6	—	45.5	—	402.1
Income from operations as a % of sales		16.4%			16.6%	17.9%				16.0%
Equity in (income) loss of unconsolidated affiliates	(3)	29.0	—	25.2	3.8	(7.8)	—	11.7	—	(19.5)
Other non-operating expense		13.4	—	13.4	—	—	—	—	—	—
Income from continuing operations before income taxes		314.9	—	(43.5)	358.4	383.7	—	33.8	(8.8)	358.7
Income tax expense from continuing operations		116.6	—	(4.4)	121.0	137.6	—	12.2	(3.1)	128.5
Income from continuing operations		198.3	—	(39.1)	237.4	246.1	—	21.6	(5.7)	230.2
Net income attributable to controlling interest		218.3	20.5	(39.1)	236.9	315.3	68.7	21.6	(5.7)	230.7
Diluted income per common share from continuing operations		3.29	—	(0.65)	3.94	3.98	—	0.35	(0.09)	3.72

Calculation of Adjusted EBITDA (5):	Twelve Months Ended September 30, 2017	Twelve Months Ended September 30, 2016
Net income (GAAP)	$218.8	$314.8
Income tax expense from continuing operations	116.6	137.6
Income tax expense from discontinued operations	11.9	43.2
Gain on sale / contribution of business	(31.7)	(131.2)
Costs related to refinancing	—	8.8
Interest expense	76.6	65.6
Depreciation	55.1	53.8
Amortization	25.0	19.7
Impairment, restructuring and other from continuing operations	43.5	(33.8)
Impairment, restructuring and other from discontinued operations	15.9	19.7
Expense on certain leases	3.6	3.6
Share-based compensation expense	25.2	15.6
Adjusted EBITDA (Non-GAAP)	$560.5	$517.4

	Year Ended September 30,
	2017	2016
Calculation of free cash flow (5):
Net cash provided by operating activities (GAAP)	$354.0	$237.4
Investments in property, plant and equipment	(69.6)	(58.3)
Free cash flow (Non-GAAP)	$284.4	$179.1

Calculation of free cash flow productivity (5):
Free cash flow (Non-GAAP)	$284.4	$179.1
Net income (GAAP)	218.8	314.8
Free cash flow productivity (Non-GAAP)	130.0%	56.9%

Note: See accompanying footnotes on page 12.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (5)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Calculation of SLS Divestiture adjusted income (loss):
Reported income (loss) from continuing operations (GAAP)	$(42.3)	$(11.3)	$198.3	$246.1
Net (income) loss attributable to noncontrolling interest	—	0.3	(0.5)	0.5
Net income (loss) attributable to controlling interest from continuing operations	(42.3)	(11.0)	197.8	246.6
Impairment, restructuring and other	25.5	(2.1)	43.5	(33.8)
Costs related to refinancing	—	—	—	8.8
Adjustment to income tax (expense) benefit from continuing operations	1.9	1.0	(4.4)	9.1
Adjusted net income (loss) attributable to controlling interest from continuing operations (Non-GAAP)	(14.9)	(12.1)	236.9	230.7
Income (loss) from discontinued operations from SLS Business	(0.7)	(11.4)	(1.8)	102.9
Gain on contribution of SLS Business	—	—	—	(131.2)
Adjustment to gain on contribution of SLS Business	0.7	11.4	1.0	—
Impairment, restructuring and other from SLS Business in discontinued operations	—	—	0.8	13.6
Adjustment to income tax benefit from discontinued operations	—	0.4	—	5.7
Adjusted income (loss) from SLS Business in discontinued operations, net of tax	—	0.4	—	(9.0)
SLS Divestiture adjusted income (loss) (Non-GAAP)	$(14.9)	$(11.7)	$236.9	$221.7

Reported diluted income (loss) per common share from continuing operations (GAAP)	$(0.72)	$(0.18)	$3.29	$3.98
Impairment, restructuring and other	0.44	(0.03)	0.72	(0.55)
Costs related to refinancing	—	—	—	0.14
Adjustment to income tax (expense) benefit from continuing operations	0.03	0.02	(0.07)	0.15
Adjusted diluted income (loss) per common share from continuing operations (Non-GAAP)	(0.26)	(0.20)	3.94	3.72
Income (loss) from discontinued operations from SLS Business	(0.01)	(0.19)	(0.03)	1.66
Gain on contribution of SLS Business	—	—	—	(2.12)
Adjustment to gain on contribution of SLS Business	0.01	0.19	0.02	—
Impairment, restructuring and other from SLS Business in discontinued operations	—	—	0.01	0.22
Adjustment to income tax benefit from discontinued operations	—	0.01	—	0.09
Adjusted diluted income (loss) from SLS Business in discontinued operations, net of tax	—	0.01	—	(0.15)
SLS Divestiture adjusted income (loss) per common share (Non-GAAP)	$(0.26)	$(0.19)	$3.94	$3.58
Common shares and potential common shares used in SLS Divestiture adjusted income (loss) per share calculation	58.4	60.6	60.2	62.0

Note: See accompanying footnotes on page 12.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares outstanding during the period.

(2)
Diluted income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)
On April 13, 2016, pursuant to the terms of the Contribution and Distribution Agreement, by and among the Company and TruGreen Holding Corporation (“TruGreen Holdings”), the Company completed the contribution of the Scotts LawnService® business (the “SLS Business”) to a newly formed subsidiary of TruGreen Holdings (the “TruGreen Joint Venture”) in exchange for a minority equity interest of 30% in the TruGreen Joint Venture. As a result, effective in its second quarter of fiscal 2016, the Company classified its results of operations for all periods presented to reflect the SLS Business as a discontinued operation and classified the assets and liabilities of the SLS Business as held for sale. The Company’s 30% interest in the TruGreen Joint Venture has been accounted for using the equity method of accounting, with the Company's proportionate share of the TruGreen Joint Venture earnings reflected in the consolidated statements of operations.

(4)
On April 29, 2017, The Scotts Miracle-Gro Company (the “Company”) received a binding and irrevocable conditional offer (the “Offer”) from Exponent Private Equity LLP (“Exponent”) to purchase its consumer lawn and garden business in certain international jurisdictions (the “International Business”). On July 5, 2017, the Company accepted the Offer and entered into the Share and Business Sale Agreement (the “Agreement”) contemplated by the Offer. The transaction closed on August 31, 2017. Pursuant to the Agreement, Scotts-Sierra Investments LLC, an indirect wholly-owned subsidiary of the Company (“Sierra”) and certain of its direct and indirect subsidiaries, entered into separate stock or asset sale transactions with respect to the consumer lawn and garden businesses located in Australia, Austria, Benelux, Czech Republic, France, Germany, Poland and the United Kingdom. As a result, effective in its fourth quarter of fiscal 2017, the Company classified its results of operations for all periods presented to reflect the International Business as a discontinued operation and classified the assets and liabilities of the International Business as held for sale.

(5)	Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and determine incentive compensation because it believes that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Management views free cash

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment. Management views free cash flow productivity as a useful measure to help investors understand the Company’s ability to generate cash.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

•
Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.

•
Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.

•
Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.

•
Charges or credits incurred by the TruGreen Joint Venture that are apart from and not indicative of the results of its ongoing operations, including transaction related costs, refinancing costs, restructurings and other discrete projects or transactions including a non-cash purchase accounting fair value write down adjustment related to deferred revenue and advertising (“TruGreen Joint Venture non-GAAP adjustments”).

•
Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items includes the following financial measures that are not calculated in accordance with GAAP and are utilized by management in evaluating the performance of the business, engaging in financial and operational planning, the determination of incentive compensation, and by investors and analysts in evaluating performance of the business:

Adjusted gross profit: Gross profit excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted equity in income (loss) of unconsolidated affiliates: Equity in income (loss) of unconsolidated affiliates excluding TruGreen Joint Venture non-GAAP adjustments.
Adjusted other non-operating expense: Other non-operating expense excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from continuing operations before income taxes: Income (loss) from continuing operations before income taxes excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments.
Adjusted income tax expense (benefit) from continuing operations: Income tax expense (benefit) from continuing operations excluding the tax effect of impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments.
Adjusted income (loss) from continuing operations: Income (loss) from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax.
Adjusted net income (loss) attributable to controlling interest from continuing operations: Net income (loss) attributable to controlling interest excluding impairment, restructuring and other charges / recoveries, costs related to refinancing, TruGreen Joint Venture non-GAAP adjustments and discontinued operations, each net of tax.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

Adjusted diluted income (loss) per common share from continuing operations: Diluted income (loss) per common share from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). The presentation of adjusted EBITDA is intended to be consistent with the calculation of that measure as required by the Company’s borrowing arrangements, and used to calculate a leverage ratio (maximum of 4.50 at September 30, 2017) and an interest coverage ratio (minimum of 3.00 for the twelve months ended September 30, 2017).
Free cash flow: Net cash provided by (used in) operating activities reduced by investments in property, plant and equipment.
Free cash flow productivity: Ratio of free cash flow to net income (loss).
SLS Divestiture adjusted income (loss): Net income (loss) from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax. This measure also includes income (loss) from discontinued operations related to the SLS Business; however, excludes the gain on the contribution of the SLS Business to the TruGreen Joint Venture, each net of tax.
SLS Divestiture adjusted income (loss) per common share: Diluted net income (loss) per common share excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax. This measure also includes income (loss) from discontinued operations related to the SLS Business; however, excludes the gain on the contribution of the SLS Business to the TruGreen Joint Venture, each net of tax.

For the three and twelve months ended September 30, 2017, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•
The Company incurred restructuring costs related to termination benefits and facility closure costs of $7.1 million and $8.3 million for the three and twelve months ended September 30, 2017, respectively, related to Project Focus activity within the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

•
The Company recognized a recovery of $4.4 million related to the reduction of a contingent consideration liability associated with a historical acquisition and recorded a $1.0 million impairment charge on the write-off of a trademark asset due to recent performance and future growth expectations. These items were recorded within the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

•
In connection with the October 2017 acquisition of the remaining noncontrolling interest in Gavita, the Company incurred a charge of $13.4 million, which is not tax-deductible, to write-up the fair value of the loan to the noncontrolling ownership group of Gavita to the agreed upon buyout value within the “Other non-operating expense” line in the Condensed Consolidated Statements of Operations.

•
The Company incurred TruGreen Joint Venture non-GAAP adjustments of $8.4 million and $25.2 million for the three and twelve months ended September 30, 2017, respectively, within the “Equity in (income) loss of unconsolidated affiliates” line in the Condensed Consolidated Statements of Operations. For the three and twelve months ended September 30, 2017, this included a charge of $7.2 million related to costs associated with TruGreen’s August 2017 refinancing. The remaining adjustments include nonrecurring integration and separation costs, transaction costs and a non-cash purchase accounting fair value write down adjustment related to deferred revenue and advertising.

•
In connection with the sale of the International Business, the Company recognized additional tax expense of $7.2 million associated with valuation allowances established in connection with historical foreign tax credits as the Company does not expect to utilize these prior to their expiration.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

For the three and twelve months ended September 30, 2016, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•
For the three and twelve months ended September 30, 2016, the Company incurred ($0.5) million and $6.4 million, respectively, in costs related to consumer complaints and claims related to the reformulated Bonus® S fertilizer product sold in the southeastern United States during fiscal 2015 within the “Impairment, restructuring and other” and the “Cost of sales—impairment, restructuring and other” lines in the Condensed Consolidated Statements of Operations. Additionally, the Company recorded offsetting insurance reimbursement recoveries of zero and $55.9 million for the three and twelve months ended September 30, 2016, respectively, within the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

•
The Company incurred restructuring costs related to termination benefits and transaction activity of $3.7 million and $4.0 million for the three and twelve months ended September 30, 2016, respectively, related to Project Focus activity within the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

•
The Company incurred TruGreen Joint Venture non-GAAP adjustments of $(5.3) million and $11.7 million for the three and twelve months ended September 30, 2016, respectively, within the “Equity in (income) loss of unconsolidated affiliates” line in the Condensed Consolidated Statements of Operations.

Forward Looking Non-GAAP Measures

In this earnings release, the Company presents its outlook for fiscal 2018 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

(6)
In April 2015, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update that requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the corresponding debt liability rather than as an asset; however debt issuance costs relating to revolving credit facilities will remain in other assets. The Company adopted this guidance on a retrospective basis effective October 1, 2016. As a result, debt issuance costs totaling $6.0 million have been presented as a component of the carrying amount of long-term debt in the Condensed Consolidated Balance Sheets as of September 30, 2016. This amount was previously reported within other assets.

(7)
In November 2015, the FASB issued an accounting standard update to simplify the presentation of deferred income taxes by requiring that deferred income tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The Company adopted this guidance on a retrospective basis during the fourth quarter of fiscal 2017. As a result, deferred tax assets totaling $43.7 million have been presented net within other liabilities in the Condensed Consolidated Balance Sheets as of September 30, 2016. This amount was previously reported within prepaids and other current assets.